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                                                                    EXHIBIT 4(f)

                 AMENDMENT TO 1986 DIRECTORS' STOCK OPTION PLAN

1. Section 2(d) of the Plan is hereby amended to define the Committee as the Human Resources and Stock Options Committee.

2. Section 2(i) of the Plan is hereby amended to define shares as meaning common shares of Franklin, $1.00 per value per share.

3. Section 4(b) of the Plan is hereby amended to add the following sentence thereto: "In the event that any Shares subject to an Option during any year do not become exercisable for any reason including because of the failure to attend the minimum number of meetings as provided in Section 5(b), such Shares shall be restored to the total number of Shares with respect to which Options may be granted under the Plan."

4.   Section 5(c) of the Plan is hereby amended to delete the parenthetical.

5.   Section 7 of the Plan is hereby deleted in its entirety.

6.   The introductory portion of Section 9(b) is amended to read as follows:

          "The Shares subject to the Option granted upon approval of the Plan shall..."

7. A new Section 9(c) is hereby added and the current Section 9(c) is hereby changed to Section 9(d). The new Section 9(c) is hereby amended to read as follows:

          "9(c). Any shares subject to an Option granted subsequent to approval of the Plan shall become exercisable at the rate of 500 Shares per year on July 1 of the applicable year as determined by the Committee to the extent there are 500 Shares exercisable; to the extent there are less than 500 Shares exercisable in any year, such lesser number shall become exercisable in such year; provided, however, that Grantee shall have attended during the immediately preceding fiscal year, a minimum of 75% of all regular Board of Directors meetings and regular Committee meetings of which he is a member. Shares which do not become exercisable for any reason including the failure to attend the minimum number of meetings shall be forfeited.

8. Paragraph 14 of the Plan is hereby amended to delete reference to "2,500 shares per grantee" and insert instead "all shares granted under Section 9(a)."





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